Mitek Announces Receipt of Notice from Nasdaq and
Provides Update on Nasdaq Listing

SAN DIEGO, CA, August 15, 2023 - Mitek Systems, Inc. (Nasdaq: MITK, www.miteksystems.com, “Mitek” or the “Company”), a global leader in digital identity and digital fraud prevention, today reported that on August 14, 2023, it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of its failure to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (the “Q3 Form 10-Q”) in a timely manner and that such matter serves as an additional basis for delisting the Company’s securities from Nasdaq. The Rule requires listed companies to timely file all required periodic reports with the Securities and Exchange Commission (the “SEC”). The Company previously reported in its Form 12b-25 filed with the SEC on (i) August 10, 2023 that the Company was unable to file its Q3 Form 10-Q, (ii) May 10, 2023 that the Company was unable to file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (the “Q2 Form 10-Q”) and (iii) February 10, 2023 that the Company was unable to file its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022 (the “Q1 Form 10-Q”), in each case within the prescribed time period without unreasonable effort or expense.

On June 20, 2023 the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal a determination by the Nasdaq Listing Qualifications Department to delist the Company’s securities due to the Company’s failure to timely file its Annual Report on Form 10-K for the period ended September 30, 2022 and its Q1 Form 10-Q and Q2 Form 10-Q, with the Securities and Exchange Commission and requested that the automatic stay of suspension be extended through the completion of the hearings process and the expiration of any additional extension period granted by the Panel following the hearing.

As previously disclosed, on July 5, 2023, the Company received a notice from the Panel notifying the Company that the Panel granted the Company’s request to extend the automatic stay of suspension from Nasdaq pending the Company’s hearing before the Panel scheduled for August 10, 2023, and a final determination regarding the Company’s listing status.

On August 10, 2023, the Company presented its plan to regain compliance with the Rule to the Panel and expects to receive a decision from the Panel regarding the Company’s request for continued listing on Nasdaq in late August or September.

Given that the Company addressed its plan for filing the Q3 Form 10-Q at the hearing, along with its plan for becoming fully current in filing, the Company does need to address this issue further with the Panel.

The Company has already filed its Annual Report on Form 10-K for the period ended September 30, 2022 and intends to file the Q1 Form 10-Q, Q2 Form 10-Q, and Q3 Form 10-Q as promptly as possible in order to regain compliance with the Rule.

About Mitek Systems, Inc.

Mitek (NASDAQ: MITK) is a global leader in digital identity and digital fraud prevention, with technology to bridge the physical and digital worlds. Mitek’s advanced identity verification technologies and global platform make digital access faster and more secure than ever, providing companies new levels of control, deployment ease and operation, while protecting the entire customer journey. More than 7,800 organizations use Mitek to enable trust and convenience for mobile check deposit, new account opening and more. Learn more at www.miteksystems.com.

Follow Mitek on LinkedIn, Twitter and YouTube, and read Mitek’s latest blog posts here.

Notice Regarding Forward-Looking Statements

Statements contained in this news release relating to the Company or its management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the filing of its Form 10-Qs and the Company’s ability and intent to regain compliance with the Nasdaq continued listing standards, the Company’s submission of its views with respect to the failure to timely file the Q3 Form 10-Q in writing to the Panel for their consideration, constitute forward looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks related to the Company’s ability to file the Form 10-Qs, the Company’s ability to regain compliance with the Nasdaq continued listing standards and that Nasdaq may not grant a further extension or that any such extension, if granted, would be sufficient enough time for the Company to come back into compliance with the Listing Rule.

Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on July 31, 2023 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:
Todd Kehrli or Jim Byers
MKR Investor Relations, Inc.
mitk@mkr-group.com